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                                                                    EXHIBIT 99.1



OCCULOGIX, INC. FILES PRELIMINARY PROSPECTUS IN CANADA IN CONNECTION WITH THE INITIAL PUBLIC OFFERING OF ITS COMMON STOCK


MISSISSAUGA, ONTARIO--(CCNMatthews - Aug. 31, 2004) - OccuLogix, Inc. (formerly Vascular Sciences Corporation) and its significant stockholder TLC Vision Corporation announced today that OccuLogix, Inc. has filed a preliminary prospectus with the Canadian securities regulatory authorities in each of the provinces of Canada for the initial public offering of its common stock in Canada. OccuLogix filed a registration statement with the U.S. Securities and Exchange Commission for the initial public offering of its common stock in the United States on August 13, 2004. In Canada, the offering is being underwritten by Citigroup Global Markets Canada Inc., Clarus Securities Inc., Orion Securities Inc. and Octagon Capital Corporation.

In Canada and the United States, the common stock will only be offered by means of a prospectus. In the United States, the registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted in the United States prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State, Province or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State, Province or other jurisdiction.

Copies of the United States prospectus, when available, may be obtained by U.S. residents from Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220, Attn: Prospectus Department, telephone: (718) 765-6732.

OccuLogix, Inc. is an ophthalmic therapeutic company founded in 1996 to commercialize innovative treatments for eye diseases.



FOR FURTHER INFORMATION PLEASE CONTACT:
TLC Vision Corporation
Stephen Kilmer
(905) 238-3904